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                                                                EXHIBIT 23.2


                       CONSENT OF INDEPENDENT AUDITORS



The Corporate Benefits Committee of the
   Beckman Instruments, Inc.
   Savings and Investment Plan:


We consent to incorporation by reference in the registration statement (No. 33-51506) on Form S-8 of Beckman Instruments, Inc. of our report dated June 1, 1994, relating to the statement of net assets available for plan benefits of the Beckman Instruments, Inc. Savings and Investment Plan as of December 31, 1993, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 1994 Annual Report on Form 11-K of Beckman Instruments, Inc. Savings and Investment Plan.



                                        KPMG Peat Marwick LLP




Orange County, California
June 23, 1995